Exhibit 99.2

Wiley Increases Quarterly Dividend for the 29th Consecutive Year

Hoboken, NJ, June 23, 2022 – Wiley (NYSE: WLY and WLYB), a leader in scientific research and career-connected education, today announced that its Board of Directors has declared a quarterly cash dividend of $0.3475 per share on its Class A and Class B Common Stock, payable on July 20, 2022 to shareholders of record on July 6, 2022.  The quarterly dividend is equivalent to an annual dividend of $1.39 per share, an increase from $1.38 per share in Fiscal 2022.  It is Wiley’s 29th consecutive annual increase.

In Fiscal 2022, Wiley surpassed $2 billion in revenue for the first time and delivered Free Cash Flow of $223 million.  The Company distributed approximately $77 million for dividends and $30 million for share repurchases while ending the year with a Net Debt-to-EBITDA ratio of 1.6.

To access Wiley’s Fourth Quarter and Fiscal Year 2022 results:
https://newsroom.wiley.com/press-releases/press-release-details/2022/Wiley-Reports-Fourth-Quarter-and-Fiscal-Year-2022-Results/default.aspx

To access Wiley’s Fourth Quarter and Fiscal Year 2022 presentation and webcast:
https://events.q4inc.com/attendee/828353638

About Wiley
Wiley (NYSE: WLY and WLYB) is a global leader in research and education, unlocking human potential by enabling discovery, powering education, and shaping workforces.  For over 200 years, Wiley has fueled the world’s knowledge ecosystem.  Today, our high-impact content, platforms, and services help researchers, learners, institutions, and corporations achieve their goals in an ever-changing world.  Visit us at investors.wiley.com.  Like us on Facebook and  Follow us on Twitter and LinkedIn.

Contact:
Brian Campbell
201.748.6874
brian.campbell@wiley.com

CATEGORY: EARNINGS RELEASES